EXHIBIT 99.1

Press Release                                                    Tuesday, May 31, 2005

SOURCE: IBSG International Inc.

1:30 pm Eastern Time

IBSG International Announces Material Facts Disclosed on Conference Call

REITERATATES COMPELLING VALUATION AND MINIMUM PRICE TARGET OF $1.00 PER SHARE.

ORLANDO, FLORIDA--May 31, 2005—IBSG International Inc. (EBB:IGII), in order to comply with Regulation FD, today announced certain material facts that were disclosed on its investor conference call, which was held on May 23, 2005.

Mr. Shafer, COO of IGII’s subsidiary, IBSG Inc. announced that the Company was pursuing contract negotiations with the states of Utah, Oregon, and Minnesota for the Company’s SBDC product, Biz World Pro. Although there is no assurance that these negotiations will result in final agreements, the Company expects these contracts to come to fruition within the next 90 days. These contracts, if realized, will represent potential consolidated revenues of $4 Million during their five year contractual lives.

Dr. Michael Rivers, CEO of IGII, announced that the ongoing contract with the Nigerian government is opening the doors to other international opportunities. Dr. Rivers indicated that the Company has discovered that most multi-national companies are instituting mandates requiring development of small business initiatives, and most countries have agencies that are similar to the Small Business Administration in the United States. This has led the Company to pursue numerous other international business opportunities available to the Company, including negotiations for a complete Biz World Pro for one of the largest European defense contractors for purposes of monitoring the sub-contract work performed by small to medium sized enterprises, the presentation to another large African country in implementing the Biz World Pro for development of the small and medium business segment in its economy, and a presentation to the UN agency mandated to support the development of small enterprises in developing countries.

Commenting on activity elsewhere, Roy Davis, CEO of Secure Blue Inc, a wholly owned subsidiary of IGII, indicated that the SOX Pro monitoring product was now being actively demonstrated to potential customers throughout the United States, with full roll out of the product expected in the next 60 days. Secure Blue is forecasting gross revenues from its new product launch of $150,000 in the second quarter of 2005 and a cumulative $1,000,000 by the end of the year. Profit margins on the product should be in excess of 33%. No assurances can be given that such gross revenues or profit margins will be realized.

Dr Rivers also announced that the Company was accelerating its investor relations program to increase awareness of its stock in the marketplace. This program includes scheduling investor updates calls on a quarterly basis, intended large scale mailing of updated investor relations packages to the Company’s existing shareholder base, stock brokers and fund managers that are following the Company’s stock, plus a series of broker and institutional investor meetings which have been scheduled beginning starting June 4th in New York City. The Company is also actively pursuing discussion with officials from the American Stock Exchange and the Alternative Investment Market (AIM) in London. The Company expects to achieve a listing on a major exchange as soon as possible.

The Company reconfirmed its projections of $15,000,000, $32,000,000 and $50,000,000 of current and deferred revenues in 2005, 2006 and 2007, which recognizes the effect of the compounding of income, which is expected through the long-term contracts and joint ventures presently being established. The Company expects to maintain a net profit margin of 30% in 2005, which will increase to a projected 40% in 2006 and 2007, as contracts and joint ventures mature, generating additional incremental income without the corresponding startup costs.  The Company confirmed that it expected to achieve the $.10 per share of earnings in 2005, which was estimated in the revised research report issued by Research Works on May 23, 2005. The report can be downloaded from the Research Works website from the following link: www.rwequityresearch.com/igii.htm

Dr. Rivers stated on the conference call that these projections are based upon current signed contracts and joint ventures or agreements that are in the final stages of negotiations. Such forecasts do not include several international projects that were discussed on the conference call, which could substantially increase both gross income and earnings in each year, should such projects come to fruition.

To hear a recording of the call by telephone for 30 days :

  Call 1-800-977-8002 in the United States or Canada or;

  Call 1-404-920-6650 in the Atlanta Area or Internationally

  Pin Code:  Press * then 510585

About IBSG International, Inc.:

IBSG International, Inc. ("IBSGI" or the "Company") is a holding company for two software subsidiaries: Intelligent Business Systems Group, Inc. ("IBSG"), a provider of turn-key digital service center software; and Secure Blue, Inc., a Sarbanes-Oxley and security software.

The IBSG offers enterprise solutions designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the Biz World Pro (copyrighted).

The Company’s other subsidiary, Secure Blue, Inc. provides a robust economical Sarbanes-Oxley (SOX) compliant and security software called Secure Blue Pro. This product is targeted to small and mid cap public companies as well as private companies that work with public companies and must be in compliance with SOX as a result of working with a public company.

As software providers, system integrators and Application Service Provider, IBSG, Inc. and Secure Blue, Inc. generate their revenue from license sales, system modifications, and system support and a percentage of monthly customer fees. The typical IBSG/Secure Blue license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, due to the expiration of the licensee's contract with their client).

Safe Harbor Forward-Looking Statements;

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The above information does not guarantee any successful closing of new business. No assurances can be given that such gross revenues or profit margins will be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause the companies' actual results in future periods to differ materially from forecasted results. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks.

Intelligent Business Systems Group International Inc., World Headquarters (OTCBB:IGII - News): 1132 Celebration Blvd. Celebration, FL 34747; (321) 939-6321

Contact:

For IBSG International Inc., Celebration
Investment Relations contact:
Redwood Consultants, LLC, Novato, Calif.
Jens Dalsgaard, 415/884-0348